Joint Filer Information

Name: Highbridge International LLC

Address:    c/o Harmonic Fund Services
    The Cayman Corporate Centre, 4th Floor
    27 Hospital Road
    George Town, Grand Cayman
    Cayman Islands, British West Indies

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement: March 31, 2011

Signature:  HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC
    its Trading Manager

By: /s/ John Oliva
Name: John Oliva
Title: Managing Director

 Joint Filer Information

Name: Glenn Dubin

Address:    c/o Highbridge Capital Management, LLC
    40 West 57th Street, 33rd Floor
    New York, New York 10019

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement:  March 31, 2011

Signature:
/s/ Glenn Dubin
GLENN DUBIN